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                                                                    EXHIBIT 10.5

                                                                  EXECUTION COPY

                            AGREEMENT TO RESTRUCTURE

                                  BY AND AMONG

                            WARREN V. MUSSER ("WVM"),

                                       AND

                         HILARY GRINKER MUSSER ("HGM"),

                                       AND

                           SAFEGUARD SCIENTIFICS, INC

                                       AND

                            BONFIELD INSURANCE, LTD.

                           DATED AS OF APRIL 16, 2001
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                                TABLE OF CONTENTS

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ARTICLE I.   DEFINITIONS; RULES OF CONSTRUCTION...................................................................3
     Section 1.1    Defined Terms.................................................................................3
     Section 1.2    Rules of Construction.........................................................................7

ARTICLE II.   ACKNOWLEDGEMENTS....................................................................................7
     Section 2.1    Confirmation of Indebtedness..................................................................7
     Section 2.2    Validity and Enforceability of Letter Agreement, Security Agreement,
                    Mortgages.....................................................................................7
     Section 2.3    Tax Returns for 2000..........................................................................8

ARTICLE III.   RESTRUCTURING PLAN - PHASE I.......................................................................8
     Section 3.1    Components of Phase I.........................................................................8
     Section 3.2    Conditions Precedent to Effectiveness of Phase I.............................................12
     Section 3.3    Phase I Effective Date.......................................................................14

ARTICLE IV.   RESTRUCTURING PLAN - PHASE II......................................................................14
     Section 4.1    Restructure of Legg Mason Debt...............................................................14
     Section 4.2    SFE Option...................................................................................16
     Section 4.3    Release of Escrow Items......................................................................17
     Section 4.4    Lake Naomi Option............................................................................17
     Section 4.5    Conditions Precedent to Effectiveness of Phase II of this Agreement..........................17
     Section 4.6    Phase II Effective Date......................................................................19

ARTICLE V.   TERMINATION.........................................................................................19
     Section 5.1    Events of Termination........................................................................19
     Section 5.2    Remedies.....................................................................................19

ARTICLE VI.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS.........................................................20
     Section 6.1    By WVM.......................................................................................20
     Section 6.2    By HGM.......................................................................................21
     Section 6.3    By Safeguard.................................................................................23

ARTICLE VII.   MISCELLANEOUS.....................................................................................24
     Section 7.1    Cooperation; Other Documents.................................................................24
     Section 7.2    Confidentiality; Announcements...............................................................24
     Section 7.3    Non-Disparagement............................................................................24
     Section 7.4    Indemnity....................................................................................25
     Section 7.5    No Waivers...................................................................................25
     Section 7.6    Modification.................................................................................25
     Section 7.7    Notices......................................................................................25
     Section 7.8    Binding and Governing Law....................................................................27
     Section 7.9    Counterparts.................................................................................27
     Section 7.10   Submission to Jurisdiction...................................................................27
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                            AGREEMENT TO RESTRUCTURE

         This AGREEMENT TO RESTRUCTURE (the "Agreement") is made as of the 16th day of April, 2001, by and among Warren V. Musser ("WVM"), an individual residing at 710 Sproul Road, Bryn Mawr, PA 19010, Hilary Grinker Musser ("HGM"), an individual residing at 710 Sproul Road, Bryn Mawr, PA 19010, Safeguard Scientifics, Inc. ("SFE"), a Pennsylvania corporation with offices at 435 Devon Park Drive, 800 Building, Wayne, PA 19087, and Bonfield Insurance, Ltd. ("Bonfield," and together with SFE, "Safeguard"), a British Virgin Islands corporation with offices c/o Safeguard Delaware, Inc., 2711 Centerville Road, Suite, 400, Wilmington, DE 19808.

                                   BACKGROUND

         A. SFE entered into a Guaranty dated as of October 4, 2000, in favor of Legg Mason Wood Walker, Incorporated ("Legg Mason") (the "Legg Mason Guaranty"), relating to certain obligations of WVM to Legg Mason arising under the Warren V. Musser Foundation, Inc. Legg Mason Account (No. [Intentionally Omitted]) and the Warren V. Musser Legg Mason Account (No. [Intentionally Omitted]) (collectively, the "Legg Mason Accounts").

         B. Pursuant to a Letter Agreement dated October 4, 2000, and amended as of November 8, 2000 (the "Letter Agreement"), WVM has agreed to reimburse SFE for any amounts paid pursuant to the Guaranty.

         C. Pursuant to a Security Agreement dated as of November 8, 2000, by WVM in favor of SFE (the "11/2000 Security Agreement"), WVM granted to SFE a security interest in the property described therein as "Collateral" to secure WVM's Liabilities (as defined in the Security Agreement), including his obligations to SFE under the Letter Agreement.

         D. Pursuant to an Assumption of Guaranty of Account dated
November 13, 2000, between SFE and Bonfield, and accepted by Legg Mason (the "Assumption"), SFE assigned to Bonfield, and Bonfield assumed from SFE, all of SFE's obligations and interests in connection with the Guaranty.

         E. Pursuant to an Assignment dated as of November 13, 2000 (the "Bonfield Assignment"), SFE assigned to Bonfield, and Bonfield accepted from SFE a transfer to Bonfield of SFE's rights, title and interest in and to the 11/2000 Security Agreement and the Letter Agreement in further consideration for Bonfield's assumption of the Guaranty.

         F. Pursuant to a Guaranty dated December 1, 2000 by WVM in favor of SFE and its assignees (the "WVM Guaranty"), WVM guaranteed the performance of his obligations under, inter alia, the Letter Agreement.

         G. HGM has executed and delivered a document entitled "Guaranty" dated December 1, 2000 (the "HGM Guaranty"), pursuant to which, Safeguard contends, HGM guaranteed WVM's obligations under, inter alia, the Letter Agreement, on a non-recourse basis, and which HGM contends, is not binding upon or enforceable against her.

         H. Pursuant to the Existing Mortgages (defined below), WVM has secured his obligations under the Letter Agreement and the WVM Guaranty, and, Safeguard contends although HGM disputes, HGM has secured her obligations, if any, under the HGM Guaranty.


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         I. WVM requested that Safeguard agree to: (i) make certain advances or release certain assets to enable him to meet his obligations in respect of certain income tax liability; (ii) restructure certain agreements relating to the Legg Mason Accounts and modify the collateral security thereof; and (iii) forbear from its exercise of certain rights under the Existing Documents (defined below); and Safeguard has agreed to the foregoing on the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, incorporating the foregoing background recitals by reference, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                  ARTICLE I. DEFINITIONS; RULES OF CONSTRUCTION

         Section 1.1 Defined Terms. All terms used in this Agreement and not otherwise defined herein, shall have the respective meanings ascribed to such terms in the Existing Documents unless the context of this Agreement otherwise requires. The following terms, as used in this Agreement and the other Transaction Documents, shall have the following meanings:

         "Affiliate" means (i) SFE, (ii) Bonfield, (iii) any person or entity directly or indirectly owning, controlling or holding ten percent (10%) or more of the outstanding beneficial interest in SFE or Bonfield, (iv) any person or entity ten percent (10%) or more of the outstanding beneficial interest of which is directly or indirectly owned, controlled or held by SFE or Bonfield, or any subsidiary of either, (v) any person or entity directly or indirectly controlling, controlled by, or under common control with SFE or Bonfield, (vi) any officer, director, employee, agent, representative of the foregoing, and
(vii) any related Partner Company or Fund; provided that, for purposes of this Agreement, the term "Affiliate" shall not include WVM, HGM, their respective heirs, administrators, executors, successors, assigns, or any person or entity claiming by or through them or on their or his or her behalf.

         "Ancillary Assets" means all Collateral other than the SFE Options and the Vassar Street Property.

         "Amended and Restated Note" means that certain promissory note in the form attached hereto as Exhibit A-1 to be delivered, pursuant to Section 4.5(a)(1) hereof, by WVM in favor of Bonfield in a principal amount equal to the Outstanding Obligations on the Phase II Effective Date.

         "Bonfield Account" means that certain account no. [Intentionally Omitted] at PNC Bank, Delaware, ABA #[Intentionally Omitted].

         "Bonfield Assignment" has the meaning set forth in Background paragraph E.

         "Collateral" means the assets listed on Schedule 1.1 attached hereto, and any and all proceeds thereof, accretions thereto, permitted substitutions therefor, and such additional assets and property as the parties may from time to time agree, as more particularly described in the Security Agreement.

         "Conditional Exercise" has the meaning set forth in Section 4.2(a) hereof.

         "DBR" means Drinker, Biddle & Reath LLP, counsel to WVM and the WVM Entities.

         "Exercise Shares" has the meaning set forth in Section 4.2(a) hereof.

         "Existing Documents" means the Letter Agreement, the Existing Security Agreement, the Existing Mortgages, the WVM Guaranty and the HGM Guaranty.


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         "Existing Mortgages" means the mortgages listed on Schedule 1.2 attached hereto, which are to be released as of the Phase II Effective Date.

         "Existing Security Agreement" means the 11/2000 Security Agreement, as assigned to Bonfield pursuant to the Bonfield Assignment.

         "FROF" means Fox, Rothschild, O'Brien & Frankel, LLP, counsel to HGM.

         "FROF Escrow Agreement" means that certain escrow agreement by and among FROF, as escrow agent, WVM, HGM, SFE and Bonfield, relating to the release of the Existing Mortgages.

         "Fund" means those private equity funds in which SFE has direct or indirect equity ownership interests and their related management companies, including, without limitation, those identified on Schedule 1.4 attached hereto, and any successors thereto.

         "Governmental Body" means any court, government (federal, state, local or foreign), department, commission, board, agency, bureau, official or other regulatory, administrative or governmental or quasi-governmental authority.

         "HGM Guaranty" has the meaning set forth in Background paragraph G.

         "Income Year" has the meaning set forth in Section 3.1(a)(1)(B).

         "Legal Requirements" means any law, statute, rule, regulation, franchise, governmental permit, judgment, decree, Order, ordinance, variance, directive, code or requirement of any Governmental Body; whether now or hereafter in effect.

         "Legg Mason" has the meaning set forth in Background paragraph A.

         "Legg Mason Accounts" has the meaning set forth in Background paragraph A.

         "Letter Agreement" has the meaning set forth in Background paragraph B.

         "Legg Mason Guaranty" has the meaning set forth in Background paragraph A.

         "Lubert Asset Purchase" means that certain arrangement between WVM and Ira Lubert, for the purchase by Mr. Lubert of WVM's interest in the following entities: UPH Lakeside, LP (Charlotte Hilton), SBN Partners, LP (Baltimore Sheraton), Valley Forge Colonial, LP, Valley Forge Convention Center, and RIC Partners, LP (Richmond Hilton), for an aggregate purchase price of $1,000,000, payable in increments of $100,000 for each of the ten months following the acquisition, commencing on February 1, 2001.

         "MIT" means the Massachusetts Institute of Technology, a Massachusetts educational corporation.

         "MIT Existing Mortgage" means that certain mortgage on the Vassar Street Property securing a loan made as of October 11, 1994 by MIT to the owners of the Vassar Street Property in the original principal amount of $5,800,000, which extends to MIT, inter alia, an option to purchase the Vassar Street Property, which option is secured by a second mortgage on the Vassar Street Property; the proceeds of which shall be Collateral hereunder.


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         "MIT Financing" means that certain proposed new loan to be made by MIT to the owner of the Vassar Street Property, in the original principal amount of $12,500,000, which includes, inter alia, an agreement between said owner and MIT for MIT's purchase of the Vassar Street Property on December 1, 2005.

         "New Mortgages" means those certain mortgages substantially in the forms attached hereto as Exhibits B-1 (Pennsylvania), B-2 (Pennsylvania Condominium) and B-3 (Massachusetts) attached hereto, to be delivered by WVM or the WVM Entity or Entities with title to same, covering the properties listed on
Schedule 1.3 hereto.

         "Non-Recourse Compensation" means any retirement benefits, director or employee compensation and benefits, consulting compensation, or other compensation as director, officer, chairman, chairman emeritus, employee or consultant of or for SFE or any Partner Company or Fund identified on Schedule
1.4 attached hereto or any successor thereto (collectively, the "Safeguard Entities") which are granted to WVM or agreed by SFE or any Safeguard Entity to be paid, provided or otherwise made available to WVM in connection with or after the approval or execution of this Agreement or the approval or consummation of the transactions provided for therein, if and only to the extent such benefits or compensation are paid in cash and are not related to or based on the value of SFE or of its securities or of any of the Safeguard Entities or of their securities. "Non-Recourse Compensation" expressly shall not include any and all increases in the value of, earnings on and proceeds of any and all investments made utilizing Non-Recourse Compensation.

         "Non-Transferable Asset" has the meaning set forth in Section 3.1(c)(2) hereof.

         "Notes" means, collectively, and "Note" means, individually, as the context may require, the Amended and Restated Note, the Tax Note and the Option Note.

         "Option Loan" has the meaning set forth in Section 4.2(a) hereof.

         "Option Loan Consents" has the meaning set forth in Section 4.2(a) hereof.

         "Option Note" means that certain promissory note in the form attached hereto as Exhibit A-2, to be delivered, pursuant to Section 4.2(a) hereof, by WVM in favor of Bonfield in a principal amount not to exceed $5,281,300.

         "Option Price" has the meaning set forth in Section 4.2(a) hereof.

         "Order" means any order, writ, injunction, ruling, judgment, stipulation or decree by or with any Governmental Body.

         "Outstanding Obligations" means, as of the date of determination, the amount of the obligations of WVM to any of the following (without duplication):
(i) Legg Mason, in connection with the Legg Mason Accounts; (ii) Bonfield, under the Letter Agreement; (iii) Bonfield, under the Existing Mortgages; and (iv) Bonfield, under the Tax Note.

         "Partner Company" means a company in which SFE has acquired an equity ownership or debt interest and which SFE refers to from time to time as its "Partner Companies" in its annual report to shareholders or its reports filed with the Securities and Exchange Commission under Section 13 of the Securities Exchange Act of 1934, as amended.


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         "Permitted Encumbrances" shall mean (i) liens, encumbrances, mortgages, deeds of trust and restrictions of public record in the relevant jurisdictions,
(ii) liens, encumbrances, mortgages, deeds of trust and restrictions arising under the Existing Documents, (iii) with respect to WVM's interests in any partnership, restrictions set forth in the Partnership Agreements relating thereto and restrictions arising under applicable securities laws, (iv) with respect to the Vassar Street Property, the MIT Existing Mortgage and any lien, encumbrance, mortgage or deed of trust required in connection with the MIT Financing, (v) with respect to WVM's interest in any equity securities, restrictions arising under the Legg Mason Guaranty and WVM's agreements with Legg Mason and applicable securities laws, (vi) with respect to any condominium owned by WVM or the WVM Entities, liens, restrictions and encumbrances arising under the applicable condominium agreements, if any, and the bylaws or other governing documents of the condominium association or similar governing body,
(vii) with respect to the Lake Naomi Property (as defined in Section 4.4), the Lake Naomi option as described in Section 4.4, (viii) with respect to the SFE Option, restrictions arising under the applicable option agreement and related stock option plan, to the extent not waived, and applicable securities laws and
(ix) with respect to real property, liens for taxes, assessments, governmental charges and levies not yet due or which are being contested in good faith by appropriate proceedings and are not material in amount or value in relation to the associated property, and such utility or municipal easements and restrictions, if any, as do not detract in any material respect from the value or marketability of the property subject thereto and do not interfere with the current use of such property in any material respect.

         "Phase I Conditions" has the meaning set forth in Section 3.2 hereof.

         "Phase II Conditions" has the meaning set forth in Section 4.5 hereof.

         "Phase I Effective Date" has the meaning set forth in Section 3.3 hereof.

         "Phase II Effective Date" has the meaning set forth in Section 4.6 hereof.

         "Pre-Nuptial Agreement" means that certain Pre-Nuptial Agreement dated November 23, 2000, by and between WVM and HGM, together with any predecessor or successor agreements and documents, any and all amendments or modifications thereto from time to time in effect, and instruments, or agreements required or contemplated thereby or in connection therewith, whether or not in writing.

         "Related Document" means any document, instrument, agreement or other writing required to be executed and delivered pursuant to or in connection with this Agreement

         "Representatives" has the meaning set forth in Section 7.2(a) hereof.

         "Retention Bonus" means the bonus payment of $500,000 payable by SFE to WVM during January, 2002, pursuant to a resolution adopted at the November 28, 2000 meeting of the Compensation Committee of the Board of Directors of SFE.

         "Security Agreement" means the Amended and Restated Security Agreement required to be delivered by WVM and each WVM Entity in favor of Bonfield pursuant to Section 3.2(a)(5) hereof.

         "SFE Option" means that certain option of WVM to purchase one million (1,000,000) shares of common stock (the "Shares") of SFE at an exercise price per share of $5.2813 pursuant to that certain Option granted by SFE to WVM on December 21, 2000 (the "Option"), together with all property now or hereafter received in conjunction therewith, including, without limitation, the Shares, dividends payable in cash or stock, and shares or other proceeds of conversion or splits of any such securities, together with all additions thereto, substitutions or exchanges therefor, proceeds thereof or distributions thereon.


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         "Tax Loan" has the meaning set forth in Section 3.1(a) hereof.

         "Tax Note" means the promissory note in the form attached hereto as Exhibit A-3, required, pursuant to Section 3.2(a)(2) hereof, to be executed and delivered by WVM in favor of Bonfield on or before April 16, 2001, evidencing his obligations in connection with the Tax Loan.

         "Vassar Street Property" means that certain real property and improvements thereon located at 304 Vassar Street, Cambridge, Massachusetts.

         "WVM Entities" means those entities listed on Schedule 1.5 attached hereto.

         "WVM Guaranty" has the meaning set forth in Background paragraph F.

         "11/2000 Security Agreement" has the meaning set forth in Background paragraph C.

         Section 1.2 Rules of Construction.

                  (a) References to Bonfield. References to Safeguard or Bonfield shall include, as the context requires, any successors and permitted assignees of Safeguard or Bonfield, as applicable.

                          ARTICLE II. ACKNOWLEDGEMENTS

         Section 2.1 Confirmation of Indebtedness. WVM and HGM each confirms and acknowledges that, as of the date hereof:

                  (a)(i) The principal amount of WVM's obligations to Legg Mason is approximately $32,100,000; and (ii) interest has been accruing thereon at a rate of prime minus one and one quarter percent and approximately $150,000 in interest has accrued on such principal amount as of the date hereof;

                  (b) The principal amount of Bonfield's liability under the Legg Mason Guaranty as of the date hereof is equal to the lesser of the principal and accrued interest set forth in Section 2.1(a) hereof, and $35,000,000; and

                  (c) WVM's obligations to Safeguard under the Letter Agreement include the amount Bonfield is required to pay to Legg Mason under the Legg Mason Guaranty.

         Section 2.2 Validity and Enforceability of Letter Agreement,
Security Agreement, Mortgages. Each of WVM and HGM, to the extent each is a party thereto or obligated thereunder, confirms and acknowledges, except to the extent expressly modified hereby or pursuant to any Related Document, as of the effective date of the applicable provision hereof, or of such document, as the case may be: (i) the continued existence, validity and enforceability of the Existing Documents and all the terms and conditions of each of the Existing Documents; (ii) that the collateral security granted to secure WVM's and HGM's respective obligations under the Letter Agreement and other Existing Documents and the terms of the Existing Documents, shall not be impaired by anything contained herein; (iii) that such Existing Security Agreement and the Existing Mortgages secure and shall continue to secure WVM's obligations under the Letter Agreement and the WVM Guaranty; (iv) that WVM is liable, pursuant to the Letter Agreement and the WVM Guaranty and the Existing Mortgages, for any and all indebtedness, obligations and liabilities of any type or nature, to Safeguard under the Letter Agreement including, without limitation, amounts advanced by Bonfield under the Legg Mason Guaranty, and any new loans, guaranties or other extensions of credit made by Safeguard to WVM, including without


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limitation, the Tax Loan to be made pursuant to Section 3.1 hereof and (v) that the execution of the documents and consummation of the transactions contemplated under Article III of this Restructuring Agreement do not affect in any manner the obligations of HGM, if any, under the HGM Guaranty and the mortgage and security interest, if any, created by the Existing Mortgages.

         Section 2.3 Tax Returns for 2000. WVM and HGM each hereby agrees and acknowledges that, they will file their 2000 tax returns on a "married, filing jointly" basis.

                  ARTICLE III. RESTRUCTURING PLAN - PHASE I

         Section 3.1 Components of Phase I. Upon the satisfaction of the Phase I Conditions, as set forth in Section 3.2 hereof, the following will occur:

                  (a) Tax Loan. Bonfield will advance to WVM the principal amount of $4,113,279.00 (the "Tax Loan"), the proceeds of which will be used to fund the payment of estimated 2000 tax payments due April 16, 2001. The Tax Loan shall be evidenced by the Tax Note, which shall constitute a general and direct obligation of WVM, with full recourse to all of his personal assets.

                           (1)      Advances.

                                    (A) The Initial Advance. The initial advance
of the Tax Loan shall be made in the form of a check drawn for the benefit of the Department of Treasury for federal income taxes, and the appropriate state tax authority for state income taxes following WVM's delivery to, and review by Bonfield and an accountant or an accounting firm reasonably acceptable to Bonfield, of a copy of the form 4868 (and the similar state extension form), for an extension of time within which to file federal and state income tax returns, which WVM and HGM intend to file, jointly, with respect to the 2000 calendar year, prepared and/or reviewed by an accountant or accounting firm reasonably acceptable to Bonfield, showing the estimated income taxes due for 2000 calendar year, after application of all credits and withholdings.

                                            (i) Refunds of the Initial Advance.
WVM shall provide Bonfield with executed final copies of the 2000 form 1040 and comparable state form (the "Final 2000 Forms") within 10 days of their filing. If a Final 2000 Form shows an overpayment of taxes, such overpayment shall be claimed as a refund, and not claimed as an estimated payment for the year 2001. WVM and HGM hereby agree to deliver to Bonfield, immediately upon the receipt thereof, such refund as a payment on the Tax Note. Failure to so return within three (3) business days after receipt thereof shall constitute an Event of Default under the Tax Note and an Event of Termination under this Agreement.

                                    (B) Subsequent Advances for Tax Payments.
For calendar years 2001 and following (each an "Income Year"), so long as the Tax Loan is outstanding, and no Event of Default under the Tax Note, or Event of Termination hereunder (whether or not declared) has occurred, WVM may request that Bonfield advance to him additional funds to pay federal and state income taxes, under the terms of this Section 3.1(a)(1)(B)(i).

                                            (i) If WVM intends to request an
advance from Bonfield under this Section 3.1(a)(1)(B), then no later than March 15 of the year after the Income Year (the "Payment Year"), WVM shall provide to Bonfield (x) a copy of the draft form 1040 (or comparable state form), for federal and state income taxes, that he intends to file with respect to the Income Year, prepared by an accountant or accounting firm reasonably acceptable to Bonfield (the "Tax Accountant"), showing the income taxes due for the Income Year, after application of all credits and withholdings (the "Actual


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Tax") and (y) a pro forma calculation of federal and state income taxes, prepared by the Tax Accountant, that would have been payable with respect to the relevant Income Year, if the recognized gain or loss related to the sale or other disposition of the Collateral (which shall not include the exercise of any Options), were excluded (the "ProForma Tax"). Solely for the purposes of this section 3.1(a)(1)(B)(i), for the 2001 Income Year, gain or loss related to the sale or other disposition of the Collateral shall include the gain or loss on the disposition of the assets listed on Schedule 3.1 attached hereto. Bonfield, through its employees and representatives, shall be entitled to review such returns and calculations and discuss the propriety of such calculations with the Tax Accountant.

                                            (ii) If WVM has requested an advance
under this section 3.1(a)(1)(B), Bonfield shall, no later than April 15 of the Payment Year, advance to WVM the amount by which the Actual Tax exceeds the Pro Forma Tax for the Income Year, as an advance under the Tax Note; provided, however, that advances to WVM in any Payment Year shall not be more than the amount by which the proceeds from the sale of Collateral received by Bonfield during the relevant Income Year reduced the principal on the Tax Note.

                                            (iii) Advances under this section
shall be made in the form of a check drawn for the benefit of the Department of Treasury for federal income taxes, or the appropriate state tax authority for state income taxes.

                                            (iv) If the final form 1040 (or
comparable state forms) are not completed by April 15 of the relevant Payment Year, the amount of advances under section 3.1(a)(1)(B)(ii) shall be determined based on good faith estimates prepared by the Tax Accountant, evidenced on form 4868 (and the similar state extension form), and the calculation shall be finalized when final tax returns for the Income Year are prepared, and if necessary additional funds advanced to WVM under the terms of this section. Any refunds available to WVM (or his spouse, to the extent they have filed jointly with respect to any subsequent Income Year) because of overpayment based on the estimates shall be promptly be returned to Bonfield. Failure to so return within three (3) business days after receipt thereof shall constitute an Event of Default under the Tax Note and an Event of Termination under this Agreement.

                           (2) Maturity Date. The Tax Note shall be payable
(subject to mandatory prepayments, as required pursuant to Section 3.1(a)(3)(B) below), on demand, at any time after April 30, 2001 against WVM. Notwithstanding the foregoing, on the Phase II Effective Date, obligations outstanding under the Tax Note shall be consolidated into the Amended and Restated Note.

                           (3) Payments.

                                    (A) Voluntary Payments. WVM may, at his
option, prepay the Tax Note in whole or in part, at any time, without any premium or penalty.

                                    (B) Mandatory Prepayments. The Tax Note
shall be mandatorily repaid from the following funding sources subject to the provisions of the Option Note and Section 4.2(c) hereof.:

                                            (i) SFE shall offset the amount of
$300,000 against SFE's obligation to pay the Retention Bonus, and such proceeds shall be applied to reduce the obligations outstanding under the Tax Note and other Outstanding Obligations;

                                            (ii) all proceeds, as and when
received with respect to all payments made after the date hereof, in connection with the Lubert Asset Purchase; and


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                                            (iii) all proceeds received from the
sale, financing or other disposition of any of the Collateral and the exercise of rights and remedies under the Existing Documents.

                                    (C) Application of Payments. Each such
prepayment, including any voluntary and mandatory prepayments, shall be applied first to outstanding accrued interest and then to the remaining outstanding principal balance of the Tax Note.

                           (4) Interest. Interest on the outstanding principal
balance of the Tax Note shall accrue at a rate of seven percent (7%) per annum and shall accrue and be capitalized annually, on each anniversary of the date of such Tax Note.

                  (b) Collateral; Credit Enhancements. The Tax Note and the other Outstanding Obligations shall be secured by a first priority lien (with respect to the Vassar Street Property, subject to the MIT Existing Mortgage and, if the MIT Financing is consummated, a mortgage securing the MIT Financing) on all of the Collateral; provided, however, that until the later of the Phase II Effective Date or the date on which WVM's obligations to Legg Mason have been satisfied, Bonfield's security interest in WVM Legg Mason Account shall be subordinate to the security interest in favor of Legg Mason. The Tax Note shall also be secured by the Existing Mortgages and, if and to the extent but only if and to the extent secured prior to execution of this Agreement, the HGM Guaranty, on a non-recourse basis, pursuant to the terms of such HGM Guaranty.

                  (c) Transfers; Asset Liquidation. In addition to, and not in substitution for Bonfield's rights as a secured party in accordance with
Section 3.1(b) hereof and as provided in the Security Agreement, the Control Agreements, the New Mortgages and the Existing Documents, Bonfield may elect, on an item by item basis, to transfer title to, or mortgage, refinance, or otherwise monetize any or all of WVM's interests in (or those of any WVM Entity), the Collateral and the property subject to the Existing Agreements to Bonfield or a designee of Bonfield, in reduction of the outstanding balance under the Tax Note, subject, in any event, to the provisions of Section 3.1(f) hereof, and in accordance with the provisions of this Section 3.1(c).

                           (1) Bonfield or a designee, may, at any time prior to
repayment in full of all of the obligations under the Tax Note, and from time to time, purchase from WVM or the applicable WVM Entity, free and clear of all liens, claims and encumbrances of any nature other than Permitted Encumbrances, one or more of the assets included in the Collateral. The purchase price for each such asset shall be the value ascribed thereto on Exhibit 1.1 and shall be payable by crediting the amount thereof against the Tax Note or other Outstanding Obligations, in such order and amounts as Safeguard shall determine, in its sole discretion. With respect to all Collateral other than real property (for which the applicable notice period shall be thirty (30) days), Bonfield shall provide WVM or the applicable WVM Entity with ten (10) days' prior written notice of its intent to effect a conveyance of the asset, including in such notice a description of the asset, the purchase price, the intended date of conveyance and the identity of the party acquiring title, if not Bonfield. WVM or the applicable WVM Entity shall forward to Bonfield, not less than three (3) days prior to the intended date of conveyance, such documents and evidence of the conveyance as Bonfield shall reasonably request, based on the nature of the asset to be conveyed. Upon Bonfield's or the applicable designee's receipt of all required documents and instruments, including, without limitation, title documents, consents, confirmation of required notices, certificates or other similar documents, it shall credit the purchase price as provided hereinabove.

                           (2) To the extent that any asset which would
otherwise be conveyed to Bonfield or a designee is not capable of being sold, assigned, transferred, conveyed or delivered because a necessary consent or release can not be obtained by the intended transfer date (a "Non-Transferable

Asset"), WVM and each WVM Entity shall use its respective reasonable best efforts to obtain such consent or release.

                           (3) Notwithstanding anything to the contrary herein,
Bonfield shall not be obligated to purchase any Non-Transferable Asset without WVM or the applicable WVM Entity first having obtained all necessary consents, removed or eliminated any such potential defaults under any agreements affecting any such asset without adversely modifying, amending or burdening such Non-Transferable Asset; provided however, that WVM's or the applicable WVM Entity's failure to effect the conveyance within the period set forth in the initial notice required pursuant to Section 3.1(c)(1) hereof, shall, at Bonfield's election, constitute an Event of Default under the Tax Note, an Event of Termination under this Agreement.

                  (d) Application of Proceeds. The proceeds of any exercise by Bonfield of its remedies with respect to the Collateral, whether as a secured party, pursuant to Section 3.1(b) hereof, or as a purchaser, pursuant to Section 3.1(c) hereof, will be applied as a mandatory prepayment of the Tax Note. Bonfield may exercise such remedies before, on or after January 1, 2003, whether or not demand has been made in respect of the Tax Note or any other Outstanding Obligation.

                  (e) Excess Proceeds From Collateral. In the event Phase
II is not consummated, and in the event Safeguard realizes proceeds (net of any and all taxes, tax advances and expenses of sales payable in connection therewith and reasonable counsel fees incurred in connection therewith) from the Collateral in excess of the amounts owing under the Notes and any other Outstanding Obligations, such excess shall be returned to WVM (or, if WVM is then not living, to HGM) upon the expiration of all periods during which any such proceeds could be subject to avoidance under any applicable preference or fraudulent conveyance laws or Legal Requirements of similar import then in effect.

                  (f) Forbearance. Safeguard will forbear from (i) demanding immediate payment of all amounts due under the Letter Agreement or the Tax Note, including without limitation, interest, fees, costs, charges, expenses, indemnities or other sums chargeable to WVM under the Existing Documents; (ii) exercising any of its rights and remedies under the Existing Documents as a result of WVM's failure to comply with the terms of the Letter Agreement and the Existing Security Agreement prior to the date hereof; and
(iii) exercising its rights and remedies with respect to the collateral security granted pursuant to Section 3.1(b) hereof; provided, however, that such forbearance shall continue only until the earliest of (i) the Phase II Effective Date, (ii) April 30, 2001 or (iii) the declaration of an Event of Termination (as defined in Article V of this Agreement). The declaration of an Event of Termination shall immediately operate to terminate Safeguard's agreement to forbear hereunder. Upon such termination, Safeguard shall have no further obligations to forbear hereunder.

                  (g) Agreement as to Treatment of Existing Mortgages. Safeguard shall deposit into escrow, pursuant to the FROF Escrow Agreement, releases with respect to the Existing Mortgages, with such release to be effective as of the Phase II Effective Date.

                  (h) HGM Actions. HGM shall resign, effective immediately upon receipt of $50,000 in prepaid fees payable under a Letter dated the date hereof to MegaSystems, Inc. relating to the provision by HGM of consulting services, as director and officer of MegaSystems, Inc., and from any and all positions she holds with MegaSystems, Inc. and in connection therewith shall cause her office to be relocated to a premises other than 435 Devon Park Drive, Wayne, Pennsylvania, on or before April 25, 2001.

                  (i) Consent of Third Parties. WVM will seek and obtain the consent of each third party necessary to effect or complete the transactions contemplated by Phase I and Phase II of this

Agreement, including, without limitation, the persons and entities identified in Sections 3.2(a)(9) and(10) hereof.

         Section 3.2 Conditions Precedent to Effectiveness of Phase I. The parties to this Agreement hereby agree that the following are the "Phase I Conditions":

                  (a) Documents to be Delivered. The respective parties shall have delivered or caused to have been delivered to each other, on or before the Phase I Effective Date, the following documents or agreements, each duly executed by the respective parties thereto and each to be effective as of the Phase I Effective Date, except as specifically provided herein:

                           (1) Restructuring Agreement. This Agreement.

                           (2) Tax Note. The Tax Note, in the form attached
hereto as Exhibit A-3.

                           (3) Control Agreement. A Control Agreement by and
among WVM, Bonfield and Legg Mason and, if requested by Safeguard, H. D. Brous and Associates, with respect to the WVM Legg Mason Account and, if requested by Safeguard, WVM's account at H.D. Brous and Associates, in the form attached hereto as Exhibit C.

                           (4) Stock Certificates; Related Documents. Stock
Certificates representing the certificated securities listed on Schedule 3.2; together with Stock Powers executed in blank for each of the Securities listed on Schedule 3.2; together with Forms 144, if required by Safeguard.

                           (5) Security Agreement. The Amended and Restated
Security Agreement, in the form attached hereto as Exhibit D, together with such UCC-1 and UCC-3 Financing Statements as may be requested by Safeguard.

                           (6) SFE Option Documents. A Notice to Issuer pursuant
to Uniform Commercial Code ("UCC") Section 8106 with respect to the SFE Option, together with the delivery to Bonfield of the Option and such UCC-1 financing statements as may be requested by Safeguard.

                           (7) New Mortgages. The New Mortgages in form and
substance satisfactory to Safeguard, and substantially in the forms attached hereto as Exhibits B-1 and B-2, respectively, for each of the properties listed on Schedule 1.3, other than the Vassar Street Property.

                           (8) Releases. A Release by:

                                    (A) HGM, in the form attached hereto as
Exhibit E-1;

                                    (B) HGM, in the form attached hereto as
Exhibit E-2, to be delivered into escrow pursuant to the FROF Escrow Agreement, and to be effective as of the Phase II Effective Date;

                                    (C) WVM, in the form attached hereto as
Exhibit E-3;

                                    (D) Each WVM Entity, in the form attached
hereto as Exhibit E-4; and

                                    (E) SFE and Bonfield, in the form attached
hereto as Exhibit E-5.

                                    (F) A release of claims by HGM, in the form
of Exhibit G attached hereto, to be delivered into escrow pursuant to the FROF Escrow Agreement, and to be effective as of the Phase II Effective Date.

                           (9) Third Party Consents. Consents to the
transactions contemplated hereby, in form and substance satisfactory to Safeguard, by each of:

                                    (A) Ira Lubert, with respect to the
assignment of the proceeds of the Lubert Asset Purchase; and

                                    (B) [Reserved];

                           (10) Investment Property and Acknowledgments. A
Notice and Acknowledgment from each of the following entities (or the appropriate general partner, representative or agent thereof) with respect to the pledge and assignment by WVM to Bonfield of all of his right, title and interest in and to such entity: (i) Wheatley Partners, II, LP; (ii) RRE GIGA Investors, LP; (iii) Technology Leaders, LP; (iv) Technology Leaders, II Management, LP; (v) Eastern Technology Fund, LP; (vi) Plum Holdings, LP; and
(vii) NEPA Venture Fund II, LP.

                           (11) Resignation of HGM; Consulting Agreement. The
resignation by HGM required pursuant to Section 3.1(h) hereof, in the form attached hereto as Exhibit F-1; and the delivery of a duly executed Letter by HGM to MegaSystems, Inc., in the form attached hereto as Exhibit F-2, relating to the provision by HGM of consulting services to MegaSystems, Inc..

                           (12) Additional Documentation Relating to Owned
Assets. Documentation Evidencing WVM's interest in each of the following:

                                    (A)     MDK Real Estate Corporation;

                                    (B)     WDK Associates I, L.P.;

                                    (C)     WDK Associates II, L.P.;

                                    (D)     Wheatley Partners II, L.P.;

                                    (E)     RRE GIGA Investors, L.P.;

                                    (F)     Technology Leaders, L.P.;

                                    (G)     Technology Leaders II, L.P.;

                                    (H)     Eastern Technology Fund, LP;

                                    (I)     Plum Holdings, L.P.;

                                    (J)     NEPA Venture Fund II, L.P.; and

                                    (K) The Emerald HomeState PA Growth Fund- A
of The Emerald Funds held in account number [Intentionally Omitted].

                           (13) Authorizing Resolutions. Authorizing resolutions
from each of the following entities or other evidence of their authority to pledge assets, assign cash flow, or grant mortgages with respect thereto: (a) 304 Vassar Street, LP; and (b) 304 Vassar Street, Inc.

                           (14) Existing Mortgage Releases. Releases with
respect to the Existing Mortgages, to be delivered into escrow pursuant to the FROF Escrow Agreement, and to be effective as of the Phase II Effective Date.

                           (15) Escrow Agreement. The FROF Escrow Agreement.

                           (16) Opinions of Counsel. All legal opinions
reasonably requested by Safeguard in connection with this Agreement, including without limitation the opinions of DBR, counsel for WVM and the WVM Entities and FROF, counsel for HGM, each in form and substance satisfactory to Safeguard and its counsel.

                  (b) Representations and Warranties. Each of the representations and warranties made by each party hereto shall be true and correct as of the Phase I Effective Date.

                  (c) Additional Escrowed Delivery. Bonfield shall deliver to FROF the HGM Guaranty, to be held in escrow pursuant to the FROF Escrow Agreement.

         Section 3.3 Phase I Effective Date. This Agreement and the obligations of the Parties hereto to perform hereunder shall become effective only upon the occurrence of all of the Phase I Conditions, or upon the waiver, in writing, by (a) either SFE or Bonfield, of any unfulfilled Phase I Condition specified in Sections 3.2(a)(2) - (7), 8(A)-(D) and (F), 9(A) and (B), (10)-(16)
and 3.2(b), to the extent that WVM's, HGM's or any WVM Entity's actions gave rise to such event; or (b) WVM and HGM, jointly, of any unfulfilled Phase I Conditions specified in Sections 3.2(a)(8)(E), (14) and (15), and 3.2(b) and
(c), to the extent that Safeguard's actions gave rise to such event (the "Phase I Effective Date").

                    ARTICLE IV. RESTRUCTURING PLAN - PHASE II

         Upon the satisfaction of the Phase II Conditions as set forth in
Section 4.5 hereof, the following will occur:

         Section 4.1 Restructure of Legg Mason Debt. As of the Phase II Effective Date, Safeguard will restructure the Outstanding Obligations, to be evidenced by a new Amended and Restated Note which shall amend, restate and consolidate (i) the Tax Note; and (ii) the Outstanding Obligations arising under the Legg Mason Guaranty and the Letter Agreement.

                  (a) Advances.

                           (1) The Initial Advance. The initial advance of the
Amended and Restated Loan shall be made in the form of payment by Bonfield, via wire or electronic transfer, to Legg Mason of funds sufficient to satisfy WVM's then remaining obligations to Legg Mason in connection with the Legg Mason Accounts.

                           (2) Subsequent Advances for Tax Payments. For
calendar years 2001 and following (each an "Income Year"), so long as the Amended and Restated Loan is outstanding, and no Event of Default under the Amended and Restated Note, or Event of Termination hereunder (whether or not declared) has occurred, WVM may request that Bonfield advance to him additional funds to pay federal and state income taxes, under the Amended and Restated Note. The terms and conditions of such additional advances shall be as set forth in Section 3.1(a)(1)(B) hereof; provided that all references therein to the "Tax Note" shall be deemed to be references to the "Amended and Restated Note" for purposes of this Section.

                           (3) Advances for Transaction fees. Contemporaneously
with the initial advance under the Amended and Restated Loan, Bonfield shall make an additional advance, in an aggregate amount not to exceed $250,000, for the reasonable legal and accounting fees incurred in connection with this Agreement and the transactions contemplated hereby.

                  (b) Maturity Date. The Amended and Restated Note shall be payable (subject to mandatory prepayments, as required pursuant to Section 4.1(c)(2) below), on demand, commencing on January 1, 2003. Until April 30, 2006, recourse under the Amended and Restated Note shall be limited to the Collateral securing WVM's obligations thereunder. From and after April 30, 2006, the Amended and Restated Note shall constitute a general and direct obligation of WVM, with full recourse to all of his personal assets, except to the extent of the Non-Recourse Compensation.

                  (c) Payments.

                           (1) Voluntary Payments. WVM may, at his option,
prepay the Amended and Restated Note in whole or in part, at any time, without any premium or penalty.

                           (2) Mandatory Prepayments. The Amended and Restated
Note shall be mandatorily repaid from the following funding sources:

                                    (A) To the extent the same had not been used
to reduce obligations outstanding under the Tax Note, SFE shall offset the amount of $300,000 against SFE's obligations to pay the Retention Bonus and such proceeds shall be applied to reduce the obligations outstanding under the Amended and Restated Note and any other Notes then outstanding;

                                    (B) all proceeds, as and when received with
respect to all payments made after the date hereof, in connection with the Lubert Asset Purchase; and

                                    (C) all proceeds received from the sale,
financing or other disposition of any of the Collateral and the exercise of rights and remedies under any then surviving Existing Documents.

                           (3) Application of Payments. Each such prepayment,
including any voluntary and mandatory prepayments, shall be applied first to outstanding accrued interest and then to the remaining outstanding principal balance of the Amended and Restated Note.

                           (4) Interest. Interest on the outstanding principal
balance of the Amended and Restated Note shall accrue at a rate of seven percent (7%) per annum and shall accrue and be capitalized annually, on each anniversary of the date of such Amended and Restated Note.

                  (d) Collateral. The Amended and Restated Note shall be secured by a first priority lien (with respect to the Vassar Street Property, subject to the MIT Existing Mortgage and, if the MIT Financing is consummated, a mortgage securing same the MIT Financing) on all of the Collateral.

                  (e) Transfers; Asset Liquidation. In addition to, and not in substitution for Bonfield's rights as a secured party in accordance with
Section 4.1(d) hereof and as provided in the

Security Agreement, the Control Agreement, the New Mortgages and such of the Existing Documents as will continue, but only to the extent they continue, in effect following the Phase II Effective Date, Bonfield may elect, on an item by item basis, to cause WVM to transfer title to, any or all of his interests (or those of any WVM Entity) in the Collateral and the property subject to the Existing Agreements to Bonfield, or a designee of Bonfield, in reduction of the outstanding balance under the Notes. Any such conveyances shall be made in accordance with the provisions of Section 3.1(c) hereof.

                  (f) Excess Proceeds from Collateral. In the event
Safeguard realizes proceeds (net of any and all taxes, tax advances and expenses of sales payable in connection therewith and reasonable counsel fees incurred in connection therewith) from the Collateral in excess of the amounts owing under the Notes, such excess shall be returned to WVM (or, if WVM is then not living, to HGM) upon the expiration of all periods during which any such proceeds could be subject to avoidance under any applicable preference or fraudulent conveyance laws or Legal Requirements of similar import then in effect.

         Section 4.2 SFE Option.

                  (a) At any time at which the Market Price (as defined below) of a share of SFE Common Stock is equal to or greater than the per share exercise price under the SFE Option and WVM is not in default hereunder or under any of the Related Documents, WVM shall have the right to give notice to SFE of his intent, subject to Bonfield's making the loan described below, to exercise all but not less than all of the SFE Option (a "Conditional Exercise," and the shares issuable on exercise being called the "Exercise Shares"), which notice shall specify the amount not to exceed the aggregate exercise price of the Exercise Shares (the "Option Price"), which WVM wishes to borrow from Bonfield pursuant to the Option Note to pay such Option Price for such Conditional Exercise. On receipt of a notice of Conditional Exercise, Safeguard shall use its commercially reasonable efforts to obtain all consents and waivers, if any, which are required under any loan agreements, other financing arrangements, contracts or otherwise to permit Bonfield to make loans under the Option Note without committing a default or event which, with the passage of time or giving of notice or both would constitute a default under any such agreement, arrangement, contract or otherwise (collectively, the "Option Loan Consents"). Subject to and upon receipt of the Option Loan Consents, Bonfield shall loan to WVM an amount equal to the Option Price (the "Option Loan"), pursuant to, and to be evidenced by, the Option Note, which Note shall be in the maximum aggregate principal amount of the Option Price, shall be secured by all of the Collateral, and shall be in the form of Exhibit A-2 hereto. In the event the Option Loan Consents cannot be obtained within thirty (30) days of SFE's receipt of the Notice of Conditional Exercise, the Conditional Notice shall be deemed null and void and neither SFE nor Bonfield shall have further obligation in respect of such Conditional Exercise. The Option Loan shall be paid by Bonfield directly to SFE (with WVM paying simultaneously in cash any portion of the Exercise Price he elects to pay in cash) in consideration of the payment of the Option Price for the Exercise Shares under the applicable Conditional Exercise and the certificates respecting the Exercise Shares, shall be issued in the name of WVM, and shall be delivered directly to Bonfield to be held pursuant to the Amended and Restated Security Agreement. WVM hereby expressly authorizes such payment and delivery. WVM further expressly acknowledges and agrees that SFE shall not have any liability to him or anyone claiming on behalf or through him (i) for any delay in obtaining or inability or failure to obtain the Option Loan Consents or (ii) for any delay in making or inability or failure to make the Option Loan except Bonfield's willful refusal to fund after receipt of the Option Loan Consents and fulfillment of all other notices, procedures, conditions and requirements set forth in this Section 4.2, including, without limitation, in either event any additional tax payable or decline in market value occasioned by any changes in the Market Price. In the event at any time between SFE's receipt of notice of a Conditional Exercise and the making of the Option Loan, the Market Price shall be less than the Option Price, such Conditional Exercise shall be deemed withdrawn and null and void without further action by either WVM or SFE. For purposes of this Section, the term

"Market Price" shall mean, on any day, the closing price of SFE Common Stock for the preceding day as reported on the New York Stock Exchange.

                  (b) SFE acknowledges that the first two sentences of Paragraph 9 of the Stock Option Grant Certificate evidencing the SFE Option will not apply to the transactions contemplated by this Agreement. Each of WVM and HGM agrees with this acknowledgement and agrees that SFE may amend or otherwise modify the SFE Option in any respect, without his or her consent, to the extent necessary to perfect or improve Bonfield's security interest in the SFE Option, the shares underlying the SFE Option or any proceeds from the sale of those shares.

                  (c) The Option Note shall be a partial-recourse obligation of WVM, in accordance with its terms until April 30, 2006, after which it shall constitute a general and direct obligation of WVM, with full recourse to all of his personal assets, except to the extent of the Non-Recourse Compensation. So long as any portion of the Option Note the comprises a recourse obligation of WVM shall remain outstanding, Bonfield acknowledges that all payments or offsets made pursuant to or in accordance with the terms of this Agreement shall be applied or allocated to reduce interest on and the principal balance of such recourse obligations under the Option Note before same shall be applied or allocated to any other obligations.

         Section 4.3 Release of Escrow Items. Upon the satisfaction or waiver of each of the Phase II Conditions, each of Bonfield, through its counsel, WVM and HGM shall notify FROF, in accordance with the terms of the FROF Escrow Agreement, that the Phase II Effective Date has occurred. Upon receipt of all such required notices, FROF shall release the documents held in escrow strictly in accordance with the terms of the FROF Escrow Agreement.

         Section 4.4 Lake Naomi Option. HGM shall have an option to purchase the real property and improvements thereon located at 138 Woodland Avenue, Pocono Pines (Lake Naomi), Pennsylvania (the "Lake Naomi Property") for a purchase price of the lower of (a) $500,000 or (b) the fair market value of the property, as determined by an appraiser satisfactory to Safeguard (the "Option Price") which option shall be exercised and the purchase price paid to Bonfield on or before the Phase II Effective Date and, if not so exercised, the option shall be deemed cancelled and shall thereafter be null and void.

         Section 4.5 Conditions Precedent to Effectiveness of Phase II of this Agreement. The parties to this Agreement hereby agree that the following are the "Phase II Conditions":

                  (a) Documents to be Delivered. The respective parties shall have delivered or caused to be delivered to each other, on or before the Phase II Effective Date, the following agreements, instruments and other documents, each duly executed by the respective parties thereto and each to be effective as of the Phase II Effective Date:

                           (1) Amended and Restated Note. The Amended and
Restated Note, in the form attached hereto as Exhibit A-1.

                           (2) New Mortgage. The New Mortgage with respect to
the Vassar Street Property, in form and substance satisfactory to Safeguard.

                           (3) Vassar Street Lock Box. A Lock Box Agreement in
form and substance satisfactory to Safeguard regarding the rents and other amounts payable with respect to the Vassar Street Property.

                           (4) Third Party Consents. Consents to the
transactions contemplated hereby, in form and substance satisfactory to Safeguard, by each of:

                                    (A) MIT and, if required, Cambridge
Technology Partners (Massachusetts), Inc. with respect to the New Mortgage in favor of Bonfield on the Vassar Street Property.

                                    (B) [Reserved]

                           (5) [Reserved]

                           (6) Phase I Documents. Any document required to have
been delivered pursuant to Article III hereof, the delivery of which was waived as of the Phase I Effective Date by the requisite party or parties.

                           (7) Additional Safeguard Release. A Release by SFE
and Bonfield, in the form attached hereto as Exhibit E-6.

                           (8) Opinions of Counsel. The additional legal
opinions reasonably requested by Safeguard in connection with this Agreement, including without limitation the opinions of DBR, counsel for WVM and the WVM Entities and FROF, each in form and substance satisfactory to Safeguard and its counsel.

                           (9) Legg Mason Documents. If Safeguard elects to pay
off in full WVM's Outstanding Obligations to Legg Mason, the Legg Mason Guaranty, marked "cancelled," and any remaining cash collateral held by Legg Mason shall have been returned to Safeguard.

                  (b) Representations and Warranties. Each of the representations and warranties made by each party hereto shall be true and correct as of the Phase II Effective Date in all material respects.

                  (c) Non-Revocation of Release. At least seven (7) days have passed since the Phase I Effective Date and WVM has not revoked the WVM Release pursuant to the provisions of Section 10 thereof.

                  (d) Termination of Brous Account. Evidence satisfactory to Safeguard that WVM's trading account with H.D. Brous and Associates has either been terminated, or a control agreement with respect thereto has been delivered to Bonfield.

         Section 4.6 Phase II Effective Date. The obligations of the parties hereto to perform under this Article IV shall become effective only upon the occurrence of all of the Phase II Conditions, or upon the waiver, in writing, by
(a) either SFE or Bonfield, of any unfulfilled Phase II condition specified in
Section 4.5(a)(1)-(6), (8) and (9), or 4.5(b), (c) or (d), to the extent that WVM's, HGM's or any WVM Entity's actions gave rise to such event, or (b) WVM and HGM, of any unfulfilled Phase II Condition, specified in Section 4.5(a)(7) or 4.5(b), to the extent Safeguard's actions gave rise to such event (the "Phase II Effective Date").

                             ARTICLE V. TERMINATION

         Section 5.1 Events of Termination. Each of the following events, at the election of, and upon notification by, Safeguard to the other parties hereto, to the extent any such other party's actions gave rise to such event, and each of the events set forth in Sections 5.1(e), (f) or (g) hereof, to the extent Safeguard's actions give rise to such event, at the election of, and upon notification by WVM and HGM, jointly, to Safeguard, shall be an Event of Termination hereunder:

                  (a) The Phase I Effective Date shall not have occurred on or before April 16, 2001;

                  (b) The Phase II Effective Date shall not have occurred on or before April 30, 2001;

                  (c) Any payments are made or Collateral or other property subject to the Existing Documents or Related Documents, are sold, mortgaged or otherwise transferred and/or accepted in violation of the existing obligations of WVM, HGM or the WVM Entities, whether under the Existing Documents or the Related Documents;

                  (d) Subject to Section 3.1(f) herein, any default or event of default, or event which, with the passage of time, the giving of notice or both, would be a default or event of default (whether or not such term is used with initial capital letters), shall have occurred under any of the Existing Documents, so long as same is in effect;

                  (e) Any representation or warranty, made herein or in any document, agreement, or instrument required to be delivered hereunder shall be false or misleading in any material respect when made;

                  (f) At any time after the Phase I Effective Date, any party shall seek to rescind, terminate or contest or otherwise declare ineffective any document executed and delivered in connection with the transactions contemplated in Article III hereof,

                  (g) Any party hereto shall fail to perform any of its obligations hereunder or, except as provided herein, shall default in the performance of any obligation or covenant contained in any document, agreement or instrument referenced herein.

         Section 5.2 Remedies. Upon the declaration by the applicable party of an Event of Termination hereunder:

                  (a) if the Phase II Effective Date has not yet occurred, the obligations of each of the parties hereto to complete the transactions contemplated pursuant to Article IV shall terminate and become null and void;

                  (b) if the Phase II Effective Date has already occurred, Bonfield shall have no further obligation to make any loans or advances, whether under the Amended and Restated Note, the Option Note, or otherwise; and

                  (c) each party shall have all of those rights, powers, privileges and remedies available to each such party under this Agreement, each Related Document then in effect, and each Existing Document then remaining in effect, and for this purpose, each party hereto hereby reserves all of such party's respective rights, powers, privileges and remedies.

             ARTICLE VI. REPRESENTATIONS, WARRANTIES AND AGREEMENTS

         Section 6.1 By WVM. WVM and each WVM Entity, as applicable, hereby represents, warrants and agrees that, as of the date hereof and as of each of the Phase I Effective Date and the Phase

II Effective Date and, with respect to all agreements and understanding herein and in any Related Document, from and at all times after the date hereof:

                  (a) Corporate Organization, etc. Each WVM Entity is a corporation or limited partnership duly organized, validly existing and in good standing under the laws of the state of its organization, and has full power and authority to own or lease and operate and use its properties and assets and to carry on its business as now conducted. WVM is a resident of the Commonwealth of Pennsylvania, is sui juris, and of full legal capacity.

                  (b) Authority; No Violation.

                           (1) The execution and delivery of this Agreement and
all Related Documents required hereunder to be executed and delivered by WVM or any WVM Entity, respectively, and the performance hereof and thereof, including the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors or other governing body, of each such entity and no other corporate proceedings on the part of such entity are necessary to authorize such execution, delivery and performance. WVM has the capacity, and each of WVM and each WVM Entity has full right, power and authority to execute, deliver and perform this Agreement and the Related Documents to which it is a party. This Agreement has been duly executed and delivered by WVM and constitutes his legal, valid and binding obligation, enforceable against him in accordance with its terms. Each Related Document to which WVM or any WVM Entity, respectively, is a party, when executed and delivered, will be the valid and binding agreement of such entity party thereto, enforceable against such entity party thereto in accordance with its terms.

                           (2) Neither the execution, delivery and performance
of this Agreement and the Related Documents to which WVM or any WVM Entity, respectively is a party, nor the consummation of the transactions provided for hereby and thereby, and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, (i) will violate or conflict with any provision of the Certificate of Incorporation or By-Laws, or other applicable charter or organizational documents, of any WVM Entity, respectively, (ii) conflict with or violate any Legal Requirement to which WVM or any WVM Entity, respectively, is, or his or its assets are, subject or bound, (iii) will result in any violation or breach of or default under (or an event that with notice or the passage of time or both would constitute a default), will create any rights of acceleration, termination or cancellation or cause any loss of rights under, or will result in the creation or imposition of any encumbrance on any of the properties or assets of WVM or any WVM Entity under, (A) any agreement, franchise, permit, or other authorization, right, restriction or obligation of any kind to which either WVM or any WVM Entity is a party, beneficiary or designee or by which either WVM or any WVM Entity is bound or to which any of his or its properties or assets are subject, including, without limitation, the Pre-Nuptial Agreement; or (B) any Legal Requirement affecting WVM or any WVM Entity, or any of his or its respective properties or assets, or (iv) requires WVM or any WVM Entity to obtain any consent, permit, license, authorization or approval from, or make any registration or filing with, any person or entity, except as contemplated by Sections 3.2 and 4.5 of this Agreement. In the event and to the extent that the transactions contemplated hereby, including, without limitation, the grant of security interests in, and assignments and asset transfers of the Collateral to or for the benefit of Safeguard, conflict with the terms, provisions or requirements of any agreement, including, without limitation, the Pre-Nuptial Agreement, or right, restriction, Legal Requirement or other right or privilege, whether contractual, legal or equitable in nature, each of WVM and each WVM Entity hereby waives, to the extent same may be waived, or otherwise hereby agrees to subordinate such provision, right or privilege to the terms, provisions and conditions of this Agreement and WVM expressly consents to any and all action by Bonfield with respect to the Collateral, including without limitation, the sale, lease, mortgage, refinancing or other similar actions regarding all or any portion of the Collateral or any interest therein, all without further notice to or consent by WVM with respect thereto, all of which are expressly waived. WVM hereby waives any rights he has at equity or in law to require Bonfield to apply any rights of marshalling or other equitable doctrines in the circumstances.

                  (c) Litigation. There is no action, suit, proceeding or investigation pending, or to the best of WVM's knowledge threatened, against WVM or any WVM Entity, which questions the legality or propriety of the transactions contemplated by this Agreement or which seeks to prevent or delay the transactions contemplated by this Agreement.

                  (d) Title to Collateral. WVM, or the applicable WVM Entity, as the case may be, is the legal and beneficial owner of all of the Collateral, free and clear of any lien, security interest, pledge, restriction, option, or other charge or encumbrance, except for the Permitted Encumbrances. All of the Collateral, consisting of shares of stock, has been duly and validly issued, is fully paid and nonassessable, and there are no pending or contingent restrictions on transferability. All of the Collateral, consisting of certificated shares, is listed on Schedule 3.2. To the best of WVM's knowledge, all of the Collateral, consisting of debt obligations, has been duly and validly authorized, authenticated, issued and delivered, is the legal, valid and binding obligation of the issuer thereof and is not in default. Schedule 3.2 includes a true and complete list of all other investment property owned by WVM and his percentage ownership therein.

                  (e) Lubert Asset Purchase Payments. The amount of all cash payments required to be paid prior to the date hereof in connection with the Lubert Asset Purchase is $300,000 and there remains as of the date hereof $700,000 to be paid in connection therewith.

         Section 6.2 By HGM. HGM hereby represents, warrants and agrees that, as of the date hereof and as of each of the Phase I Effective Date and the Phase II Effective Date and with respect to all agreements and undertakings herein and in any Related Document, from and at all times after the date hereof:

                  (a) Capacity, etc. HGM is a resident of the Commonwealth of Pennsylvania, is sui juris, and of full legal capacity.

                  (b) Authority; No Violation.

                           (1) HGM has the capacity and full right, power and
authority to execute, deliver and perform this Agreement and the Related Documents to which she it is a party. This Agreement has been duly executed and delivered by HGM and constitutes her legal, valid and binding obligation, enforceable against him in accordance with its terms. Each Related Document to which HGM is a party, when executed and delivered, will be the valid and binding agreement of such entity party thereto, enforceable against HGM in accordance with its terms.

                           (2) Neither the execution, delivery and performance
of this Agreement and the Related Documents to which HGM is a party, nor the consummation of the transactions provided for hereby and thereby, and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof,
(i) conflict with or violate any Legal Requirement to which HGM is, or her assets are, subject or bound, (ii) will result in any violation or breach of or default by HGM under (or an event that with notice or the passage of time or both would constitute a default), will create any rights of acceleration, termination or cancellation or cause any loss of rights under, or will result in the creation or imposition of any encumbrance on any of the properties or assets of HGM under, (A) any agreement, franchise, permit, or other authorization, right, restriction or obligation of any kind to which HGM is a party, beneficiary or designee or by which HGM is bound or to which any of her properties or assets are subject, including, without limitation, the Pre-Nuptial Agreement, or (B) any Legal Requirement affecting HGM, or any of her respective properties or assets, or (iii) requires HGM to obtain any consent, permit, license, authorization or approval from, or make any registration or filing with, any person or entity. In the event and to the extent that the transactions contemplated hereby, including, without limitation, the grant of security interests in, and assignments and asset transfers of the Collateral to or for the benefit of Safeguard, conflict with the terms, provisions or requirements or any agreement, including, without limitation, the Pre-Nuptial Agreement, or any right, restriction, Legal Requirement or other right or privilege, whether contractual, legal or equitable in nature, HGM hereby waives, to the extent the same may be waived, or otherwise hereby agrees to subordinate such provision, right or privilege to the terms, provisions and conditions of this Agreement. In addition to and not in limitation of the foregoing, HGM hereby expressly subordinates any and all rights, title and interest she has or may have in and to the Collateral and the proceeds thereof, however arising, whether contractual, legal or equitable in nature, and including, without limitation, all marital rights under any Legal Requirement or under applicable law, to the fullest extent permitted by law, to the interests of Safeguard in the Collateral provided to Safeguard in and pursuant to this Agreement and to the repayment in full of the Notes and any other Outstanding Obligations and HGM expressly consents to any and all action by Bonfield with respect to the Collateral, including without limitation, the sale, lease, mortgage, refinancing or other similar actions regarding all or any portion of the Collateral or any interest therein all without further notice to or consent by HGM with respect thereto, all of which are expressly waived. HGM hereby waives any rights, whether contractual, legal or equitable in nature, she has, or may have, to require Bonfield to apply any rights of marshalling or other equitable doctrines in the circumstances. The agreements of HGM in this
Section 6.2(b)(2) shall expressly survive the death of WVM.

                  (c) Litigation. There is no action, suit, proceeding or investigation pending, or to the best of HGM's knowledge threatened, against HGM or by HGM, which questions the legality or propriety of the transactions contemplated by this Agreement or which seeks to prevent or delay the transactions contemplated by this Agreement.

                  (d) Rights In Collateral. Each agreement, whether written or oral, pursuant to which HGM has, may have or may claim any rights in the Collateral is identified on Schedule 6.2 hereto.

         Section 6.3 By Safeguard. Each of SFE and Bonfield, as applicable, hereby represent and warrants that, as of the date hereof and as of each of the Phase I Effective Date and the Phase II Effective Date and with respect to all agreements and undertakings herein and in any Related Document, from and at all times after the date hereof:

                  (a) Corporate Organization. Each of SFE and Bonfield is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has full corporate power and authority to own or lease and operate and use its properties and assets and to carry on its business as now conducted.

                  (b) Authority; No Violation.

                           (1) The execution and delivery of this Agreement and
all Related Documents required hereunder to be executed and delivered by the SFE or Bonfield, respectively, and the performance hereof and thereof, including the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of each such entity and no other corporate proceedings on the part of such entity are necessary to authorize such execution, delivery and performance. Each of SFE and Bonfield has full right, power and authority to execute, deliver and perform this Agreement and the Related Documents to which it is a party. This Agreement has been duly executed and delivered by each of SFE and Bonfield and constitutes its legal, valid and binding obligation, enforceable against such entity in accordance with its terms. Each Related Document to which SFE or Bonfield, respectively, is a party, when executed and delivered, will be the valid and binding agreement of such entity party thereto, enforceable against such entity party thereto in accordance with its terms.

                           (2) Neither the execution, delivery and performance
of this Agreement and the Related Documents to which SFE or Bonfield, respectively is a party, nor the consummation of the transactions provided for hereby and thereby, and compliance with or fulfillment of the terms, conditions and provisions hereof or thereof, (i) will violate or conflict with any provision of the Certificate of Incorporation or By-Laws, or other applicable charter or organizational documents, of SFE or Bonfield, respectively, (ii) conflict with or violate any Legal Requirement to which SFE or Bonfield, respectively, is, or its assets are, subject or bound, (iii) will result in any violation or breach of or default under (or an event that with notice or the passage of time or both would constitute a default), will create any rights of acceleration, termination or cancellation or cause any loss of rights under, or will result in the creation or imposition of any encumbrance on any of the properties or assets of SFE or Bonfield under, (A) any agreement, franchise, permit, or other authorization, right, restriction or obligation of any kind to which either SFE or Bonfield is a party, beneficiary or designee or by which either SFE or Bonfield is bound or to which any of its properties or assets are subject or (B) any Legal Requirement affecting SFE or Bonfield or any of its properties or assets, or (iv) requires SFE or Bonfield to obtain any consent, permit, license, authorization or approval from, or make any registration or filing with, any person or entity.

                  (c) Litigation. There is no action, suit, proceeding or investigation pending, or to the best of SFE's or Bonfield's knowledge threatened, against SFE or Bonfield, which questions the legality or propriety of the transactions contemplated by this Agreement or which seeks to prevent or delay the transactions contemplated by this Agreement

                           ARTICLE VII. MISCELLANEOUS

         Section 7.1 Cooperation; Other Documents. At all times following the execution of this Agreement, the parties hereto shall execute and deliver to the respective affected parties or shall cause to be executed and delivered to the respective affected parties, all such other documents, instruments or agreements or other writings, and shall do or cause to be done, all such other acts and things as may reasonably be necessary or desirable to ensure the parties hereto the benefit of this Agreement and the transactions contemplated hereby. Each party hereto shall use his, her or its reasonable best efforts to cause each of the conditions precedent to the Phase I Effective Date and the Phase II Effective Date to be satisfied on or before the dates contemplated in this Agreement. HGM agrees to use her best efforts to cause her father to support any and all efforts by Bonfield to sell, mortgage or otherwise refinance the Vassar Street Property on terms no less favorable as those previously contemplated under the MIT Financing.

         Section 7.2 Confidentiality; Announcements. Except for disclosure required by Safeguard either pursuant to applicable securities laws or agreements to which it is a party:

                  (a) each of Safeguard, WVM and HGM shall, and shall use their best efforts to cause their respective affiliates and its and their respective partners, officers, directors, shareholders, employees, family members, agents, consultants, advisors, legal counsel, accountants, financing sources and other representatives (collectively, as to a party, its "Representatives") to: (i) not disclose any information, including without limitation, through press releases or other public announcements, relating to this Agreement, the transactions contemplated hereby, the parties hereto and the activities undertaken in connection herewith, directly or indirectly, without the consent of the other parties hereto; and (ii) keep confidential all such information and not disclose or release to any person or entity the existence or nature of the transactions, discussions, or negotiations, other than to those Representatives of such party working on or otherwise having a need to know about any of the foregoing in connection with consummating the transactions contemplated hereby;

                  (b) if any party hereto is legally compelled by any court, governmental agency or otherwise to disclose any of the foregoing information, such person or entity shall give the other parties hereto prompt notice thereof to permit such other party reasonable opportunity to seek a protective order or to take other appropriate action; and

                  (c) if any such party is, in the reasonable opinion of its counsel, compelled to disclose such information pursuant to such request, it may disclose that portion of the information which such counsel has advised that it is compelled to disclose.

         Section 7.3 Non-Disparagement.

                  (a) Neither WVM nor HGM shall either during the term of this Agreement or at any time thereafter, make any public statement reflecting adversely on Safeguard's or its Affiliates' business, operations, prospects, or other activities, except for such statements which WVM or HGM may legally be required to make, whether during the term of this Agreement or at any time thereafter.

                  (b) Neither SFE nor Bonfield shall either during the term of this Agreement or at any time thereafter, make any public statement reflecting adversely on WVM's or HGM's businesses, operations, prospects, character or other activities, except for such statements which SFE or Bonfield may legally be required to make, whether during the term of this Agreement or at any time thereafter.

         Section 7.4 Indemnity of WVM. Until the six year anniversary of the later of the termination of WVM's service as a director and officer of SFE or any entity affiliated or formerly affiliated with SFE, including any Affiliate, Partner Company or Fund (the "Effective Date"), SFE shall indemnify, defend and hold harmless WVM against all claims, losses, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring during WVM's service at SFE or any such corporation or other entity affiliated or formerly affiliated with SFE as a promoter, officer, shareholder or director or in a similar capacity with respect to a limited liability company, partnership or other entity, including as a promoter, member, manager or partner of a limited liability company or partnership or other entity, to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in Article VIII of SFE's bylaws as in effect on the date of this Agreement. If and to the extent SFE shall obtain and maintain in effect a directors' and officers' liability insurance policy(ies), SFE will cause said policy(ies) to provide coverage for WVM to the same extent as it covers then current directors and officers of SFE for a period of six years after the Effective Date. Nothing in this Agreement or any Related Document shall affect or modify (i) WVM's rights under any officers' and directors' liability insurance policies purchased by any other corporation or other entity referred to in the first sentence of this paragraph and in effect during WVM's service with such corporation or other entity, (ii) WVM's rights to indemnification under the articles of incorporation, bylaws, partnership agreement or other similar governing instrument or agreement of any corporation or other entity referred to in the first sentence of this paragraph, or (iii) WVM's rights under any indemnification agreement or arrangement.

         Section 7.5 No Waivers. Except as otherwise provided in this Agreement, including pursuant to Section 3.1(f) hereof, nothing herein shall constitute a waiver or impairment of either Safeguard's rights to declare any Events of Default under the Existing Documents and to exercise any and all rights, powers and privileges accorded to it, and until the Phase II Effective Date, of Safeguard expressly reserve and preserve all rights, powers, privileges and remedies available to each, respectively, under the Existing Documents, and otherwise, whether at law or in equity.

         Section 7.6 Modification. Except as otherwise provided herein, no modification or amendment hereof shall be effective unless set forth in writing, signed by duly authorized representatives of the parties hereto.

         Section 7.7 Notices. Any request, consent, notice or other communication required hereunder or in connection herewith shall be given to each party hereto and shall be deemed satisfactorily given if in writing and delivered personally or by registered or certified mail, postage pre-paid, by reliable overnight courier or by telecopier to the parties at their respective addresses set forth below, or if not listed below, listed at the beginning of this Agreement, or at such other address as may be given by any party to the others in writing, in accordance with this Section 7.7:

                  If to WVM:

                           710 Sproul Road
                           Bryn Mawr, PA  19010
                           Telecopier No.:  ______________

                           with a copy to:

                           Robert C. Juelke
                           Drinker Biddle & Reath LLP
                           One Logan Square
                           18th & Cherry Street
                           Philadelphia, PA 19103
                           Telecopier No.:  215.988.2757

                  If to HGM:

                           710 Sproul Road
                           Bryn Mawr, PA  19010
                           Telecopier No.: _______________

                           with a copy to:

                           Scott L. Vernick, Esquire
                           Fox, Rothschild, O'Brien & Frankel LLP
                           2000 Market Street
                           10th Floor
                           Philadelphia, PA 19103-3291
                           Telecopier No.:  215.299.2150

                  If to SFE:

                           435 Devon Park Drive
                           800 Building
                           Wayne, PA 19087
                           Attention:  N. Jeffrey Klauder, Esquire
                           Telecopier No.:   610.254.4301

                           with a copy to:

                           Barry M. Abelson, Esquire
                           Pepper Hamilton LLP
                           3000 Two Logan Square
                           18th & Arch Streets
                           Philadelphia, PA 19103-2799
                           Telecopier No.:   215.981.4750

                  If to Bonfield:

                           c/o Safeguard Delaware, Inc.
                           2711 Centerville Road,
                           Suite 400
                           Wilmington, DE  19808
                           Attention:  N. Jeffrey Klauder, Esquire
                           Telecopier No.: 610.254.4301

                           with a copy to

                           Barry M. Abelson, Esquire
                           Pepper Hamilton LLP
                           3000 Two Logan Square
                           18th & Arch Streets
                           Philadelphia, PA 19103-2799
                           Telecopier No.:   215.981.4750

         Section 7.8 Binding and Governing Law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, as to any natural person, his or her respective heirs, executors and administrators, and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. The rights and obligations of the parties hereto cannot be assigned, delegated or otherwise transferred without the prior written consent of the other parties hereto, except either or both of Safeguard and Bonfield may assign or delegate their rights hereunder to one another and/or another Safeguard Affiliate.

         Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

         Section 7.10 Submission to Jurisdiction. Each of the parties hereto hereby consents to the jurisdiction state or federal court located within the Commonwealth of Pennsylvania, and irrevocably agrees that all actions or proceedings relating to this Agreement, the Existing Agreements or any Related Document or the transactions contemplated hereunder shall be litigated in such courts, and each such party hereby waives any objection which he, she or it may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding, in any such court and waive personal service of any and all process upon them, and consent that all such service of process be made by mail or messenger directed to them at the address set forth in Section 7.7 hereof.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto, by their respective duly authorized representatives, have executed this Agreement the day and year first above written.

                                            SAFEGUARD SCIENTIFICS, INC.


                                            By: /S/ GERALD BLITSTEIN
                                            Name: Gerald Blitstein
                                            Title: Executive Vice President
                                            and Chief Financial Officer

                                            BONFIELD INSURANCE, LTD.


                                            By: /S/ GERALD BLITSTEIN
                                            Name: Gerald Blitstein
                                            Title: President and Treasurer

Witness:



By:_____________________                    /S/ WARREN V. MUSSER
                                            Warren V. Musser



Witness:



By:_____________________                    /S/ HILARY GRINKER MUSSER
                                            Hilary Grinker Musser